U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

BRUNER                               MARC
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   (Last)                           (First)             (Middle)

29 BLAUENWEG
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                                    (Street)

METZERLEN                          SWITZERLAND            4116
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


GASCO ENERGY, INC. (GASE)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year


07/09/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

07/09/02
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                            5.
                                                                                            Amount of      6.
                                                            4.                              Securities     Owner-
                       2.         2A.                       Securities Acquired (A) or      Beneficially   ship
                       Trans-     Deemed       3.           Disposed of (D)                 Owned          Form:     7.
                       action     Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                       Date       Date, if any Code         ------------------------------- Reported       (D) or    Indirect
1.                     (Month/    (Month/      (Instr. 8)                  (A)              Transaction(s) Indirect  Beneficial
Title of Security      Day/       Day/         ------------  Amount         or      Price   (Instr. 3      (I)       Ownership
(Instr. 3)             Year)      Year)        Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)
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COMMON STOCK                                   J(1)                                         3,039,127       D
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COMMON STOCK                                                                                    8,707       I        BY RESOURCE
                                                                                                                     VENTURE
                                                                                                                     MANAGEEMNT
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                                                                     SEC 1474 (9-02)
                                                                                                                         Page 1 of 2

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================





                                                                        5.                                  7.
                                                                        Number of                           Title and Amount
                                                                        Derivative      6.                  of Underlying
                                                             4.         Securities      Date                Securities
                    2.                          3A.          Trans-     Acquired (A)    Exercisable and     (Instr. 3 and 4)
                    Conver-                     Deemed       action     or Disposed     Expiration Date     ----------------------
1.                  sion or       3.            Execution    Code       of(D)           (Month/Day/Year)                 Amount
Title of            Exercise      Trans-        Date,        Instr.     (Instr. 3,      -----------------                or
Derivative          Price of      action Date   if any       8)         4 and 5)        Date      Expira-                Number
Security            Derivative    (Month        (Month/      ------     ------------    Exer-     tion                   of
(Instr. 3)          Security      Day/Year)     Day/Year)    Code V      (A)    (D)     cisable   Date      Title        Shares
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RIGHT TO BUY        $3.00/SH                                                            02/08/01  02/08/11  COMMON STOCK    50,000
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RIGHT TO BUY        $3.15/SH                                                            08/04/01  08/04/06  COMMON STOCK    18,750
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RIGHT TO BUY        $3.15/SH                                                            11/04/01  11/04/06  COMMON STOCK    18,750
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RIGHT TO BUY        $3.15/SH                                                            02/04/02  02/04/07  COMMON STOCK    18,750
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RIGHT TO BUY        $3.15/SH                                                            05/04/02  05/04/07  COMMON STOCK    18,750
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RIGHT TO BUY        $3.15/SH                                                            08/04/02  08/04/07  COMMON STOCK    18,750
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RIGHT TO BUY        $3.15/SH                                                            11/04/02  11/04/07  COMMON STOCK    18,750
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RIGHT TO BUY        $3.15/SH                                                            02/04/03  02/04/08  COMMON STOCK    18,750
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RIGHT TO BUY        $3.15/SH                                                            05/04/03  05/04/08  COMMON STOCK    18,750
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RIGHT TO BUY        $2.00/SH                                                            12/31/01  12/31/11  COMMON STOCK  1,950,000
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====================================================================================================================================

[TABLE CONTINUED BELOW]

[CONTINUATION OF TABLE FROM ABOVE]

                 9.               10.
                 Number of        Ownership
                 Derivative       Form of
                 Securities       Derivative
                 Beneficially     Securities        11.
8.               Owned            Beneficially      Nature
Price of         Following        Owned Follow-     of Indirect
Derivative       Reported         ing Reported      Beneficial
Security         Transaction(s)   Transactions      Ownership
(Instr.5)        (Instr. 4)       (Instr. 4)        (Instr. 4)
--------------------------------------------------------------------
  (2)                 50,000           D
--------------------------------------------------------------------
  (2)                 18,750           D
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  (2)                 18,750           D
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  (2)                 18,750           D
--------------------------------------------------------------------
  (2)                 18,750           D
--------------------------------------------------------------------
  (2)                 18,750           D
--------------------------------------------------------------------
  (2)                 18,750           D
--------------------------------------------------------------------
  (2)                 18,750           D
--------------------------------------------------------------------
  (2)                 18,750           D
--------------------------------------------------------------------
  (2)              1,950,000           D
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Explanation of Responses:

(1) MR. BRUNER HAD REPORTED A TRANSFER OF 100,000 SHARES OF HIS COMMON STOCK FOR
    1,600,000 SHARES OF A PRIVATELY-HELD COMPANY.  THIS TRANSACTION HAS BEEN
    RESCINDED.
(2) THESE OPTIONS WERE ISSUED AS COMPENSATION.



/s/ MARC BRUNER                                           September 5, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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